UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ADVOCAT INC.
(Name of Registrant as Specified in Its Charter)

BRISTOL INVESTMENT FUND, LTD. BRISTOL CAPITAL ADVISORS, LLC PAUL KESSLER RICHARD MCKILLIGAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On May 14, 2009, Bristol Investment Fund, Ltd. (“Bristol”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 annual meeting of shareholders of Advocat, Inc.

Item 1:  On May 26, 2009, Bristol issued the following press release:

Leading Proxy Advisory Firm States Position on Advocat '...Greater Management Oversight May Be Warranted'

On Tuesday May 26, 2009, 7:00 am EDT

PLEASE REMEMBER TO VOTE YOUR GOLD PROXY CARD TODAY. ONLY A VOTE ON THE GOLD PROXY CARD WILL SUPPORT BRISTOL'S HIGHLY QUALIFIED INDEPENDENT NOMINEES FOR THE ADVOCAT BOARD

ADVOCAT BOARD NEEDS TO EXPLORE THE SALE OR MERGER OF THE COMPANY

HOLLYWOOD, Calif., May 26 /PRNewswire/ -- Bristol Investment Fund, Ltd. ("Bristol") announced today that RiskMetrics Group (formerly ISS), a leading independent proxy advisory firm, has recommended that stockholders of Advocat Inc. (the "Company") (Nasdaq: AVCA - News) "WITHHOLD" on the Board's director Nominees. In its report RiskMetrics Group stated:

"The fundamental questions that are addressed in a proxy contest are whether change is warranted and would shareholders, as a whole, be better served from the change. To address these questions, RMG examined the company's financial and stock performance. In this case, we found that in spite of top line growth, the company's ability to generate cash from sales has been declining and has consistently fallen short of the average cash generation for the peer group. Gross profit and operating margins are also significantly below the peer average suggesting that although sales are increasing, operating expenses are prohibiting the company from improving margins. Finally, the TSR data indicate marked underperformance relative to its peers in both 1-year and 3-year TSR measures. We believe on balance, these factors make a case for change on Advocat's board."

RiskMetrics went on to add:

"With the exception of Chad A. McCurdy, the remaining directors have all been on the board during the periods we examined in our analysis. As such, we believe it is appropriate that these board members bear some of the responsibility for the company's financial and stock price underperformance. The incumbent nominees are CEO, William R. Council, and Richard M. Brame, Chairman of the Compensation Committee."

"We are pleased that RiskMetrics agrees with us that change is warranted at Advocat, but disappointed they did not expressly recommend voting for our nominees. Last year the Board added Chad McCurdy to act as a stockholder representative on the Board, but unfortunately it appears that Chad has been unable to effectuate the corporate governance changes he promised. We hope that with the presence of the Bristol Nominees on the Board we can make those changes. The fact is, as owners of 7.44% of Advocat, our interests are truly aligned with stockholders," states Bristol nominee Paul Kessler.

We urge all stockholders to vote for truly independent Bristol director nominees on the GOLD proxy card. Do not vote on management's proxy as only a vote on the GOLD proxy card will be counted for Bristol's nominees.

To elect the Bristol nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company. The Bristol nominees urge all stockholders not to sign or return any white proxy sent to you by the Company.

The Bristol nominees recommend that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or internet. If you have already returned the white proxy, you can effectively revoke it by voting the GOLD Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, toll-free at 1-877-285-5990 or email info@okapipartners.com.